March 14, 2006

TRUSTEE: Wells Fargo Bank, N.A. 9062 Old Annapolis Road Columbia, MD 21045-1951 Attn: Ruth Borealo	MASTER SERVICER: GMAC Commercial Mortgage Corporation 200 Witmer Road Horsham, PA 19044 Attn: Managing Director, Commercial Servicing Operations
PAYING AGENT: LaSalle Bank National Association 135 South LaSalle Street, Suite 1625 Chicago, IL 60603 Attn: Barbara Marik	DEPOSITOR: J.P. Morgan Chase Commercial Mortgage Securities Corp. 270 Park Avenue, 10th Floor New York, NY 10017 Attn: Dennis Schuh
RATING AGENCIES: Moody's Investors Service, Inc. 99 Church Street, 8th Floor New York, NY 10007 Attn: Tracey Ferguson	Standard & Poor's Ratings Service 55 Water Street, 41st Floor New York, NY 10041-0003 Attn: CMBS Surveillance Group

    RE: JPMC 05-LDP3, Officer's Certificate

Dear Representatives:

In accordance with the requirements detailed in §3.13 of the Pooling and Servicing Agreement for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(i)     Under my supervision, CWCAM has reviewed its activities for 2005 and its performance under the Pooling and Servicing Agreement;
(ii)    To the best of my knowledge, based on this review, CWCAM has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout its term as Special Servicer which was for the period of 8/24/05 through 12/31/05; and
       (iii)    CWCAM has received no notice regarding qualification, or challenging the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC from the Internal
                            Revenue Service or any other governmental agency or body.

Should you have any questions, please do not hesitate to contact me. I can be reached at 888/880-8958 or via email at kolin@cwcapital.com.

Sincerely,
CWCapital Asset Management LLC

/s/ Kathleen C. Olin	/s/ David B. Iannarone
Kathleen C. Olin	David B Iannarone
Vice President-Special Servicing	Managing Director

cc:    Greg Askey, Principal
     Matthews, Carter and Boyce, P.C.
         11320 Random Hills Road, Suite 600
         Fairfax, VA 22030-7427